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                                                                     EXHIBIT 5.1


                                                   ONE SHELL PLAZA    AUSTIN
                                                   910 LOUISIANA      BAKU
BAKER BOTTS L.L.P.                                 HOUSTON, TEXAS     DALLAS
                                                   77002-4995         HOUSTON
                                                   713.229.1234       LONDON
                                                   FAX 713.229.1522   MOSCOW
                                                                      NEW YORK
                                                                      RIYADH
                                                                      WASHINGTON


August 10, 2004


Pride International, Inc.
5847 San Felipe, Suite 3300
Houston, Texas 77057


Ladies and Gentlemen:

      As set forth in the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") by Pride International, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of the offering and issuance of $500 million aggregate principal amount of the Company's 7 3/8% Senior Notes due 2014 (the "New Notes"), to be offered by the Company in exchange (the "Exchange Offer") for a like principal amount of the Company's issued and outstanding 7 3/8% Senior Notes due 2014 (the "Old Notes"), certain legal matters in connection with the New Notes are being passed upon for you by us. The New Notes are to be issued under an Indenture, dated as of July 1, 2004 (the "Base Indenture"), between the Company and JPMorgan Chase Bank, as trustee (the "Trustee"), as amended and supplemented by the First Supplemental Indenture thereto dated as of July 7, 2004 (the Base Indenture, as so amended and supplemented, the "Indenture"). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

      In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of the Company's Certificate of Incorporation and Bylaws, each as amended to date, the Indenture, corporate records of the Company, including minute books of the Company, as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinion hereinafter expressed. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conform to the originals thereof. We also have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee,
(ii) the Registration Statement will have become effective under the Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the New Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Old Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

      On the basis of the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that the New Notes, when issued, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance
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BAKER BOTTS L.L.P.
                                        2                      August 10, 2004


with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

      The opinion set forth above is limited in all respects to matters of the law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                         Very truly yours,

                                         /s/ Baker Botts L.L.P.